EXHIBIT 5.1
JONES DAY
June 18, 2010
Verint Systems Inc.
330 South Service Road
Melville, New York 11747

Re:	Registration Statement on Form S-8 Filed by Verint Systems Inc.
Ladies and Gentlemen:
We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the Company’s assumption of the Witness Systems, Inc. Amended and Restated Stock Incentive Plan, as amended (the “Plan”). The Plan was assumed by the Company in connection with the Company’s acquisition of Witness Systems, Inc., a Delaware corporation (“Witness”), which acquisition was consummated on May 25, 2007 pursuant to the Agreement and Plan of Merger dated as of February 11, 2007, among the Company, White Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and Witness.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 2,139,312 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable, provided that the consideration for such shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

Verint Systems Inc.
June 18, 2010

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day